ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-156695

Dated September 29, 2010

Announcing an innovative way to hedge your MLP exposure: UBS E-TRACS 1xMonthly Short Alerian MLP Infrastructure Total Return Index (NYSE Arca: MLPS).

The newest in the UBS E-TRACS suite of products focused on master limited partnerships (MLPs), 1xMonthly Short Alerian MLP Infrastructure TR Index is the first index-linked, exchange-traded product in the marketplace to offer inverse exposure to the MLP space. As such, this product provides investors:

¡	a tool to hedge existing long MLP positions

¡	the potential to profit from declines in the MLP sector

Whether you’re bullish, bearish or neutral on energy infrastructure, with this offering, you now have a full suite of exchange-traded products to express your investment view of MLPs. And with the convenience of an exchange-traded security, you have the flexibility to change your investment on a daily basis to capitalize on your view.

UBS E-TRACS MLP products and ticker symbols

Alerian MLP Infrastructure Index	MLPI

1xMonthly Short Alerian MLP Infrastructure TR Index	MLPS

2xMonthly Leveraged Long Alerian MLP Infrastructure Index	MLPL

Alerian Natural Gas MLP Index	MLPG

Click here to view details on our full suite of MLP products.

Please see the links to the right for more information on this and other UBS E-TRACS products and how they may benefit your clients.

For more information

Factsheet

Prospectus

Full suite of MLPs

www.ubs.com/e-tracs

Questions? Contact us

Christopher Yeagley

Tel: +1-203-719 7200

christopher.yeagley@ubs.com

www.ubs.com/e-tracs

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer. Member of SIPC (http://www.sipc.org/). An investment in the UBS E-TRACS ETNs involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the UBS E-TRACS ETNs. UBS E-TRACS ETNs are sold only in conjunction with the relevant offering materials.

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the UBS E-TRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275).

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution of this material and accepts no liability whatsoever for the actions of third parties in this respect.

© UBS 2010. The key symbol and UBS are among the registered and unregistered trademarks of UBS. Alerian MLP Infrastructure Index, Alerian MLP Infrastructure Total Return Index, Alerian Natural Gas MLP Index, AMZI, AMZIX and ANGI are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners, LLC d/b/a Alerian. Other marks may be trademarks of their respective owners. All rights reserved.

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